Exhibit 99.1




                   [First Midwest Financial, Inc. Letterhead]


                                                     FOR IMMEDIATE RELEASE
                                                     Contact: Investor Relations
                                                     Telephone: 712.732.4117



           FIRST MIDWEST FINANCIAL, INC. REPORTS FISCAL YEAR EARNINGS

(Storm Lake, Iowa - October 24, 2003) For the fiscal year ended September 30,
2003, First Midwest Financial reports net income of $3,397,000, or $1.36 per diluted share. This reflects a 57 percent increase compared to earnings during the previous fiscal year when net income was $2,157,000, or $.87 per diluted share. Net income for the fourth quarter of fiscal 2003 totaled $745,000 or $.30 per diluted share, compared to net income of $743,000, or $.30 per diluted share, for the same period last year.

During the 2003 fiscal year, net interest income increased $2,028,000 or 15 percent compared to the previous year. The increase is a result of the Company's
34 percent growth in checking, money market, and savings accounts and an increase of $53 million, or 44 percent, in originated commercial loans, which contributed to a wider loan to deposit interest rate spread during the year.
During fiscal 2003, total deposit balances grew $79.8 million, or 22 percent, to $435.6 million.

The Company opened its fourth Des Moines, Iowa bank in November 2002. In addition, the Company is expanding and centralizing its mortgage loan operations. Startup costs associated with this expansion and the new Des Moines office contributed to an increase in noninterest expense for fiscal 2003 compared to fiscal 2002. The Company experienced narrowing interest rate spreads in the fourth quarter, primarily from increasing prepayment speeds on its securities portfolio. It expects prepayment speeds to slow again with the recent increase in interest rates.

In July 2003 First Midwest announced its intention to repurchase up to 150,000 shares or approximately 6 percent of the Company's outstanding shares during the following twelve



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months. Since initiating its first stock repurchase program in 1994, the Company has invested a total of $14.7 million in the repurchase of approximately
1,013,000 shares.

Shareholders of record on September 15, 2003 received a quarterly cash dividend of 13 cents per share. This dividend was paid on October 1, 2003. The Company has paid regular quarterly cash dividends since the first dividend paid on January 5, 1995.

First Midwest had assets of $772.3 million at September 30, 2003, compared to $607.6 million at the beginning of the fiscal year. Shareholders' equity totaled
$43.0 million or $17.25 per common share outstanding. First Midwest is the holding company for First Federal Savings Bank of the Midwest and Security State
Bank. All three companies had capital ratios well in excess of regulatory requirements at September 30, 2003.


First Midwest shares traded between $18.37 and $24.50 during the fiscal fourth quarter. The stock of First Midwest Financial, Inc. trades on the Nasdaq
National Market under the symbol "CASH."


Corporate Profile: First Midwest Financial, Inc. is the holding company for
First Federal Savings Bank of the Midwest, headquartered in Storm Lake, Iowa, and for Security State Bank, headquartered in Stuart, Iowa. First Federal
Savings Bank operates as a thrift with four divisions: First Federal Storm Lake, Brookings Federal Bank, Iowa Savings Bank, and First Federal Sioux Falls.
Security State Bank operates as a state-chartered commercial bank. Sixteen offices support customers throughout northwest and central Iowa, and in Brookings and Sioux Falls, South Dakota.



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                     Financial Highlights
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

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                  Consolidated Statement of Financial Condition
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(In Thousands)

Assets                                                 Sept. 30, 2003   Sept. 30, 2002
     Cash and Cash Equivalents                               $  9,757         $  7,376
     Investments & Mortgage-backed Securities                 366,075          218,247
     Loans, net                                               350,818          343,192
     Other Assets                                              45,635           38,833
                                                             --------         --------
          Total Assets                                       $772,285         $607,648
                                                             ========         ========

Liabilities
     Deposits                                                $435,553         $355,779
     Borrowed Money                                           291,486          205,267
     Other Liabilities                                          2,215            2,014
                                                             --------         --------
          Total Liabilities                                  $729,254         $563,060
                                                             --------         --------
Shareholders' Equity                                         $ 43,031         $ 44,588
                                                             --------         --------
          Total Liabilities and Shareholders' Equity         $772,285         $607,648
                                                             ========         ========



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                        Consolidated Statements of Income
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                                                           For the 3 Months         For the 12 Months
                                                            Ended Sept. 30:           Ended Sept.30:

(In Thousands except per share data)                       2003         2002         2003         2002
Interest Income                                          $ 8,451      $ 8,904      $35,179      $35,434
Interest Expense                                           4,727        5,083       19,451       21,734
                                                         -------      -------      -------      -------
Net Interest Income                                        3,724        3,821       15,728       13,700
        Provision for Loan Losses                              0          375          350        1,090
                                                         -------      -------      -------      -------
Net Interest Income After Provision for Loan Losses        3,724        3,446       15,378       12,610
Other Income                                                 776          780        3,555        2,781
Other Expenses                                             3,379        3,121       13,858       12,268
                                                         -------      -------      -------      -------
Income Before Income Tax and Extraordinary Item            1,121        1,105        5,075        3,123
     Income Tax Expense                                      376          362        1,678          966
                                                         -------      -------      -------      -------
Net Income                                               $   745      $   743      $ 3,397      $ 2,157
                                                         =======      =======      =======      =======

Earnings Per Common Share (Basic):                       $  0.30      $  0.30      $  1.37      $  0.88
Earnings Per Common Share (Diluted):                     $  0.30      $  0.30      $  1.36      $  0.87




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                         Selected Financial Information
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For the 12 Months Ended September 30,                                  2003               2002
     Return on Average Assets                                            0.47%              0.38%
     Return on Average Shareholders' Equity                              7.57%              4.95%
     Average Shares Outstanding for Diluted Earnings per Share      2,504,945          2,484,536

At Period Ended:                                                Sept. 30, 2003    Sept. 30, 2002
     Shareholders' Equity to Total Assets                                5.57%              7.34%
     Book Value per Common Share Outstanding                           $17.25             $18.06
     Tangible Book Value per Common Share Outstanding                  $15.89             $16.68
     Common Shares Outstanding                                      2,493,949          2,468,804
     Non-Performing Assets to Total Assets                               0.28%              0.58%

     First Midwest Financial, Inc. \ First Federal Building \ Fifth at Erie \ P.O. Box 1307 \ Storm Lake, Iowa 50588